EXHIBIT 99.2
FOR IMMEDIATE RELEASE

The Neiman Marcus Group, Inc.
Calls for Redemption of All Outstanding 6.65% Senior Notes due 2008

DALLAS, Texas, October 6, 2005 - The Neiman Marcus Group, Inc. (NYSE: NMG.A, NMG.B) ("Neiman Marcus") announced today that it has called for redemption of all of its outstanding $125 million aggregate principal amount of 6.65% senior notes due 2008.

The redemption date has been set for November 7, 2005. The redemption price will be calculated as described in the indenture governing the notes, based upon the yield to maturity of a reference Treasury Security. In accordance with the indenture, the redemption price will be computed on the third business day prior to the redemption date. In addition, Neiman Marcus will pay accrued and unpaid interest on the redeemed notes up to the redemption date.

Neiman Marcus operations include the Specialty Retail Stores segment and the Direct Marketing segment. The Specialty Retail Stores segment consists primarily of Neiman Marcus and Bergdorf Goodman stores. The Direct Marketing segment conducts both print catalog and online operations under the Neiman Marcus, Horchow, and Bergdorf Goodman brand names. Information about Neiman Marcus can be accessed at www.neimanmarcus.com.

From time to time, the Company may make statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information." These statements are made based on management's expectations and beliefs concerning future events and are not guarantees of future performance.

The Company cautions readers that actual results may differ materially as a result of various factors, some of which are beyond its control, including but not limited to: political or economic conditions; terrorist activities in the United States or escalation in the international war on terrorism; disruptions in business at the Company's stores, distribution centers or offices; changes in consumer confidence resulting in a reduction of discretionary spending on goods that are, or are perceived to be, "luxuries"; changes in demographic or retail environments; changes in consumer preferences or fashion trends; competitive responses to the Company's marketing, merchandising and promotional efforts; changes in the Company's relationships with key customers; delays in the receipt of merchandise; seasonality of the retail business; adverse weather conditions, particularly during peak selling seasons; delays in anticipated store openings; natural disasters; significant increases in paper, printing and postage costs; litigation that may have an adverse effect on the Company's financial results or reputation; changes in the Company's relationships with designers, vendors and other sources of merchandise; the financial viability of the Company's designers, vendors and other sources of merchandise; the design and implementation of new information systems or enhancement of existing systems; changes in foreign currency exchange rates; impact of funding requirements related to the Company's noncontributory defined benefit pension plan; changes in the Company's relationships with certain of key sales associates; changes in key management personnel; changes in the Company's proprietary credit card arrangement that adversely impact its ability to provide consumer credit; or changes in government or regulatory requirements increasing the Company's cost of operations.

These and other factors that may adversely effect the Company's future performance or financial condition are contained in its Annual Report in Form 10-K and other reports filed with and available from the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

For The Neiman Marcus Group:
Stacie Shirley
Vice President- Finance and Treasurer
214.757.2967

Ginger Reeder:
Vice President-Corporate Communications
972.969.3213